UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008
TierOne Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	000-50015	04-3638672

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)
1235 “N” Street, Lincoln, Nebraska 68508
(Address of principal executive offices, including zip code)
(402) 475-0521
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Recent Developments
          TierOne Corporation (“Company”) has not finalized its results for the three months ended December 31, 2007 but offers the following update. The Company anticipates recording loan loss provisions for the three months ended December 31, 2007 due to an increase in nonperforming residential construction loans purchased from TransLand Financial Services, Inc. (“TransLand”) primarily located in the Cape Coral area of Lee County, Florida and an increase in other nonperforming land development and construction loans.
          The Company expects to record a provision for loan losses for the three months ended December 31, 2007 of approximately $38.9 million compared to $17.5 million recorded for the three months ended September 30, 2007. At December 31, 2007, the Company’s total allowance for loan losses is expected to be approximately $66.5 million compared to $58.8 million at September 30, 2007. The Company’s expected December 31, 2007 total allowance for loan losses is net of approximately $28.5 million of charge offs, net of recoveries, taken during the three months ended December 31, 2007. The charge offs taken during the December 31, 2007 quarterly period were primarily related to the TransLand residential construction loans located in Florida.
          At December 31, 2007, the Company had approximately $128.5 million of nonperforming loans compared to $78.4 million at September 30, 2007. The $50.1 million net increase in nonperforming loans during the three months ended December 31, 2007 was primarily attributable to a $30.5 million increase in nonperforming land development and residential construction loans and a $19.2 million increase in a nonperforming residential condominium construction loan located in the Las Vegas, Nevada area.
          Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge offs in connection with the Company’s audit for the year ended December 31, 2007; unanticipated issues affecting the Company’s proposed acquisition by CapitalSource Inc., including our businesses may not be integrated successfully or such integration may take longer to accomplish than expected, conditions precedent to the merger may not be satisfied or the merger agreement may be terminated pursuant to its terms, or the required regulatory approval of the merger may not be obtained; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIERONE CORPORATION
Date: February 12, 2008	By:	/s/ Gilbert G. Lundstrom
Gilbert G. Lundstrom
Chairman of the Board and Chief Executive Officer